Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 9, 2009, by and among JohnsonDiversey, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined in the Indenture referred to below) and The Bank of New York Mellon (as successor to The Bank of New York), a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee an indenture, dated as of May 3, 2002, by and among the Company, the guarantors named therein, and the Trustee (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of (and pursuant to which the Company has issued) €225,000,000 aggregate principal amount of the Company’s Series A and Series B 9.625% Senior Subordinated Notes due 2012 (the “Notes”);

WHEREAS, on October 7, 2009, (i) JohnsonDiversey Holdings, Inc., a Delaware corporation and the Company’s parent (“Holdings”), entered into an investment and recapitalization agreement (as amended or supplemented from time to time, the “Investment Agreement”), by and among Holdings, CDR Jaguar Investor Company LLC (“CD&R Investor”), a Delaware limited liability company organized by Clayton, Dubilier & Rice Fund VIII, L.P., a private investment fund managed by Clayton, Dubilier & Rice, Inc., SNW Co., Inc. (“SNW”), a Delaware corporation and a wholly-owned subsidiary of S.C. Johnson & Son, Inc. (“SCJ”), and Commercial Markets Holdco, Inc., a Wisconsin corporation (“CMH”), and (ii) the Company and Holdings entered into a redemption agreement (as amended or supplemented from time to time, the “Redemption Agreement”), by and among the Company, Holdings, CMH, Unilever N.V. (“Unilever”), Marga B.V., an indirect wholly-owned subsidiary of Unilever (“Marga”), and Conopco, Inc. (“Conopco”);

WHEREAS, pursuant to the terms of the Investment Agreement, Holdings has agreed to use its reasonable best efforts to arrange and obtain debt financing (the “Financing”) consisting of at least $1.41 billion (less certain existing debt that is not refinanced) and a revolving credit facility of at least $250 million on terms and conditions acceptable to each of CD&R Investor, CMH and Holdings in its reasonable judgment (acting in good faith);

WHEREAS, the Company has (i) offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and (ii) requested that Holders of the Notes deliver their consents (the “Consents”) to eliminate certain restrictive covenants, certain events of default and substantially all of the restrictions on the ability of the Company to merge, consolidate or sell all or substantially all of its properties or assets, and to waive any and all defaults that may have resulted in connection with, or may result from and after the consummation of, the transactions contemplated by the Investment Agreement and the Redemption Agreement (collectively, the “Transactions”) or the Financing (the “Consent Solicitation”), in each case pursuant to the Offer to Purchase and Consent Solicitation Statement dated as of October 26, 2009 (the “Offer to Purchase”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees and the Notes, with the consent of the Holders of at least a majority in principal amount of the then-outstanding Notes voting as a single class, and that, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Special Interest, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes voting as a single class;

WHEREAS, pursuant to the Consent Solicitation by the Company, Holders of at least a majority in aggregate principal amount of the Notes have duly consented to the proposed amendments and waivers set forth in this First Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Company has furnished, or caused to be furnished, to the Trustee, and the Trustee has received, (i) a copy of the resolutions of the Board of Directors of the Company authorizing the execution of this First Supplemental Indenture, (ii) evidence of the written consent of the Holders set forth in the immediately preceding paragraph and (iii) an Officers’ Certificate and an Opinion of Counsel described in Sections 13.04 and 13.05 of the Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture have been complied with or have been done or performed; and

WHEREAS, this First Supplemental Indenture is effective as of the date upon which the conditions set forth in Section 3.01 hereof are satisfied, and the amendments and waivers effected by this First Supplemental Indenture shall become operative with respect to the Notes at the Payment Date (as defined herein);

NOW, THEREFORE, the Company and the Guarantors hereby covenant and agree with the Trustee for the equal and proportionate benefit of the Holders as follows:

ARTICLE 1

AMENDMENTS

Section 1.01 Amendments

(a) Amendment of Article 4. Subject to Section 3.01 hereof, the Indenture is hereby amended by deleting the following Sections of Article 4 of the Indenture and all references thereto: 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17 and 4.18, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”

(b) Amendment of Article 5. Subject to Section 3.01 hereof, the Indenture is hereby amended by deleting the following Sections of Article 5 of the Indenture and all references thereto: 5.01 and 5.02, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”

(c) Amendment of Section 6.01. Subject to Section 3.01 hereof, Section 6.01 of Article 6 of the Indenture is hereby amended by deleting the section in its entirety, together with any references to subsections thereof in the Indenture that, as provided below, are being replaced with the words “intentionally omitted,” and replacing such Section 6.01 with the following:

“Each of the following is an “Event of Default”:

(1) the Company defaults for 30 days in the payment when due of interest on, or Special Interest with respect to, the Notes whether or not prohibited by the subordination provisions of this Indenture;

(2) the Company defaults in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of this Indenture;

(3) intentionally omitted;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in this Indenture or the Notes;

(5) intentionally omitted;

(6) intentionally omitted;

(7) the Company pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due; or

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case;

(B) appoints a custodian of the Company or for all or substantially all of the property of the Company; or

(C) orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

(9) intentionally omitted.”

Section 1.02 Amendment of Definitions. Subject to Section 3.01 hereof, any defined terms present in the Indenture or the Notes but no longer used as a result of the amendments made by this First Supplemental Indenture are hereby eliminated. The definition of any defined term used in the Indenture or the Notes where such definition is set forth in any of the sections or subsections that are eliminated by this First Supplemental Indenture and the term it defines is still used in the Indenture or the Notes after the amendments hereby become operative shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Such defined terms are to be in alphanumeric order within Section 1.01 of the Indenture.

ARTICLE 2

WAIVERS

Section 2.01 Waiver of Defaults. Any and all Defaults, Events of Default or other defaults, except a continuing Default or Event of Default in the payment of the principal of, premium or Special Interest, if any, or interest on the Notes, that may have resulted in connection with, or may result from and after the consummation of, the Transactions or the Financing are hereby irrevocably waived.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Effect and Operation of First Supplemental Indenture. This First Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, the Guarantors and the Trustee, and thereupon this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby; provided however, notwithstanding anything in the Indenture or this First Supplemental Indenture to the contrary, the amendments and waivers set forth in Sections 1.01, 1.02 and 2.01 of this First Supplemental Indenture shall become operative only upon and simultaneously with, and shall have no force and effect prior to, the Company’s payment for Notes validly tendered (and not validly withdrawn) pursuant to the Tender Offer, which payment occurs in connection with the closing of the Transactions (such date of payment, the “Payment Date”). If the Tender Offer is terminated or withdrawn, or the Company does not accept for purchase, and pay for, the Notes for any reason, this First Supplemental Indenture shall not become operative. Except as modified and amended by this First Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.

Section 3.02 Indenture and First Supplemental Indenture Construed Together. This First Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

Section 3.03 Trust Indenture Act Controls. If any provision of the Indenture, as amended by this First Supplemental Indenture, limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 3.04 GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.05 Successors. All agreements of the Company in the Indenture, as amended by this First Supplemental Indenture, and the Notes shall bind its successors. All agreements of the Trustee in the Indenture, as amended by this First Supplemental Indenture, shall bind its successors. All agreements of each Guarantor in the Indenture, as supplemented by this First Supplemental Indenture, shall bind its successors, except as otherwise provided in Section 11.06 of the Indenture.

Section 3.06 Severability. In case any provision in the Indenture, as amended by this First Supplemental Indenture, or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.07 Counterpart Originals. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 3.08 Headings. The headings of the Articles and Sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this First Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.09 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this First Supplemental Indenture, and it shall not be responsible for any statement or recital herein or any other document pursuant to this First Supplemental Indenture.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

JOHNSONDIVERSEY, INC.

By:	/s/ Joseph F. Smorada
Name:	Joseph F. Smorada
Title:	Executive Vice President and Chief Financial Officer

Guarantors:

AUTO-C, LLC

By:	/s/ David C. Quast
Name:	David C. Quast
Title:	Secretary

THE BUTCHER COMPANY

By:	/s/ David C. Quast
Name:	David C. Quast
Title:	Secretary

DUBOIS INTERNATIONAL, INC.

By:	/s/ Andrew Warren
Name:	Andrew Warren
Title:	Assistant Secretary

INTEGRATED SANITATION MANAGEMENT, INC.

By:	/s/ Andrew Warren
Name:	Andrew Warren
Title:	Vice President & Treasurer

JOHNSON DIVERSEY CAYMAN, INC.

By:	/s/ Andrew Warren
Name:	Andrew Warren
Title:	Vice President

JOHNSON DIVERSEY PUERTO RICO, INC.

By:	/s/ Andrew Warren
Name:	Andrew Warren
Title:	Vice President & Treasurer

JOHNSON DIVERSEY SHAREHOLDINGS, INC.

By:	/s/ Andrew Warren
Name:	Andrew Warren
Title:	Vice President & Treasurer

JOHNSON WAX DIVERSEY SHAREHOLDINGS, INC.

By:	/s/ Andrew Warren
Name:	Andrew Warren
Title:	Vice President & Treasurer

JWP INVESTMENTS, INC.

By:	/s/ David C. Quast
Name:	David C. Quast
Title:	Secretary

PROFESSIONAL SHAREHOLDINGS, INC.

By:	/s/ Andrew Warren
Name:	Andrew Warren
Title:	Vice President & Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Lici Zhu
Name:	Lici Zhu
Title:	Assistant Vice President